EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces First Quarter Results:
•	Net Income for Q1 2022 increased $305 thousand, or 6.1%, over Q1 2021 to $5.3 million
•	Annualized return on average assets for Q1 2022 declined 18 basis points to 0.95% as compared to 1.13% for the same quarter in 2021 as a result of the strong deposit growth during the period
•
Annualized return on average equity for Q1 2022 declined 307 basis points to 11.87% as compared to 14.94% for the same quarter in 2021 due mainly to the effect of the initial public offering during the second half of 2021

•	Average loans (net of PPP) for Q1 2022 increased approximately 16.7%, to over $1.3 billion from $1.1 billion for Q1 2021
•	Provision for loan losses of $923 thousand for Q1 2022 increased from $66 thousand in Q1 2021 due to overall loan growth of CRE and Construction loans as well as new loans within the C&I portfolio
•	Average demand and money market deposits for Q1 2022 rose 25.5%, to $1.0 billion, from $801 million for Q1 2021
•	Total Assets grew $138.5 million, or 6.5%, from year-end 2021 to almost $2.3 billion at March 31, 2022
•	Trust and asset advisory business revenue increased 3.1%, to almost $2.4 million, for Q1 2022 as compared to the same quarter in 2021

MIDDLETOWN, N.Y., April 27, 2022 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $5.3 million, or $0.95 per basic and diluted share, for the three months ended March 31, 2022. This compares with net income of $5.0 million, or $1.12 per basic and diluted share, for the three months ended March 31, 2021.  The decrease in earnings per share, basic and diluted, is due to the issuance of additional shares during August 2021 as part of the Company’s Initial Public Offering.
Tangible book value per share experienced a decrease of $3.21, or 10.3%, from $31.18 at December 31, 2021 to $27.97 at March 31, 2022.  The book value per share also experienced a decrease from $32.43 at December 31, 2021 to $29.21 at March 31, 2022.  These decreases were driven by the change in market value associated with the available-for-sale investment portfolio which was impacted by the current rising interest rate environment.  The Bank maintains the entire investment portfolio within the available-for-sale category.
“Economic data in the first quarter further confirmed the reemergence of inflation,” said Company President and CEO Michael Gilfeather. “The Federal Reserve responded with a 25 basis points increase in rates – its first in three years – and indications of additional hikes to come. This resulted in a sell off in stock and bond markets, broadly impacting the financial services sector.  While our business isn’t immune to such changes, our strategic focus on business banking served to blunt, and in some cases capitalize on, the challenges presented by these shifting policy dynamics.”
“I am pleased to announce the operational momentum we enjoyed in 2021 continued into 2022,” Gilfeather added, “with net income increasing 6.1% year-over-year, to $5.3 million, due to positive contributions from all of our businesses. Our average loan portfolio grew 16.7% during the quarter, to almost $1.3 billion, over the same period last year, while average deposits rose to over $2.0 billion.  Due to significant growth in our loan portfolio, we increased our provision for loan losses for the quarter to $923 thousand from $66 thousand for the same period last year.
Our Wealth Management division revenues, which include our Trust and Asset Management businesses grew 3.1%  year-over-year, to $2.4 million for the first quarter of 2022. During the same period, assets-under-management for the Trust and Asset Management group experienced a 2.2% increase and exceeded $1.2 billion at March 31, 2022.  Given overall market performance, these results were much better than might have been expected, reflecting the group’s holistic, relative performance approach to investment management.
While a shift toward higher interest rates is disruptive to any bank’s business plan, we made a conscious decision early last year to keep over $350 million at the Fed without investing the money. This disadvantaged us in the short-term, as investment rates remained above the Fed rate on deposits, but longer-term the decision effectively insulated these funds from recent rate increases, and the decreases in fair value that have impacted securities held available-for-sale. If rates continue to rise, as anticipated, our plan will be to redeploy these funds, locking in  higher yields and returns in the process.
The economy of the lower Hudson Valley region we serve remains robust and continued growth in our loan portfolio reflects the attractive opportunities our business partners are seeing. An ancillary benefit of a strong economy is consolidation, which the banking industry in our area has recently experienced. Orange Bank has consistently benefitted from the acquisition of competitors by larger banks, who often reduce their regional focus, as well as the inevitable downsizing that follows, giving us an opportunity to add quality professionals, which further support our growth. We have been highly opportunistic in this regard.
While 2022 began with a challenging shift in Fed policy, our business model proved its adaptability and resilience – both directly, through strategic, purposeful management and planning, and indirectly, by pursuing opportunity in the face of adversity. It also demonstrated our resolve and ability to grow in a disciplined and conservative manner. There is no guarantee we can repeat such results in the face of ongoing rate increases or an economic slowdown. None of this would be possible without the commitment of our dedicated employees, the understanding of our investors, and ongoing support and satisfaction of our business clients.”

First Quarter 2022 Financial Review
Net Income
Net income for the first quarter of 2022 was $5.3 million, an increase of approximately $305 thousand, or 6.1%, over net income of approximately $5.0 million for the first quarter of 2021. Net income growth for the quarter was driven primarily by increases in net interest income and non-interest income.  These growth trends were partially offset by increases in the provision for loan losses and noninterest expense during the quarter.
Net Interest Income
For the three months ended March 31, 2022, net interest income increased $2.6 million, or 18.9%, to $16.3 million, versus $13.7 million during the same time period last year.  This increase included a $586 thousand decline in PPP fees when comparing first quarter 2022 against first quarter 2021.
Total interest income rose $2.5 million, or 17.0%, to $17.3 million for the three months ended March 31, 2022, compared to $14.8 million for the three months ended March 31, 2021.  The increase in interest income was primarily due to interest and fees associated with loan growth, as well as an increase of approximately 45% in interest income from taxable investment securities. The securities related increase represents management’s focus on deploying excess liquidity and strategically earning additional incremental investment earnings.
Total interest expense decreased $91 thousand in the first quarter of 2022, to $931 thousand, as compared to $1.0 million in the first quarter of 2021.  The decrease was driven by a reduction in deposit interest expense associated with savings and time deposits.  The control of interest expense remains an important management focus during 2022 as the interest rate environment experiences continued volatility.
Furthermore, the increase in Cash during the quarters presented had a negative effect on the calculation of the Net Interest Margin.  Within the current interest rate environment, these excess cash balances represent an attractive reinvestment opportunity for the Bank.
Provision for Loan Losses
The Company recognized a provision for loan losses of $923 thousand for the three months ended March 31, 2022, as compared to $66 thousand for the three months ended March 31, 2021.  The increased provision reflects continued growth of the loan portfolio as well as an increase in CRE construction loans and a modest increase in non-accrual loans and delinquency trends.  The allowance for loan losses to total loans was 1.38% as of March 31, 2022 and 1.32% as of March 31, 2021.

Non-Interest Income
Non-interest income was $3.0 million for first quarter 2022, representing a $113 thousand increase from $2.9 million for the same period in 2021.  With assets-under-management levels above $1.2 billion at March 31, 2022, non-interest income growth continues to be supported by increased success of the Bank’s trust operations and HVIA asset management activities.  Additionally, the Company has experienced increased earnings from the BOLI investment during the quarter.
Non-Interest Expense
Non-interest expense was $11.8 million for the first quarter of 2022, reflecting an increase of approximately $1.5 million, or 14.6%, as compared to $10.3 million for the same period in 2021. The increase in non-interest expense for the three month period was due to further investment in overall company growth. This investment consisted primarily of increases in compensation costs, occupancy costs, information technology, and deposit insurance costs. Our efficiency ratio improved to 61.11% for the three months ended March 31, 2022, from 62.03% for the same period in 2021.
Income Tax Expense
Our provision for income taxes for the three months ended March 31, 2022 was approximately $1.3 million, compared to approximately $1.2 million for the same period in 2021.  The increase for this period was due to an increase in income before income taxes. Our effective tax rate for the three month period ended March 31, 2022 was 19.2% as compared to 19.6% for the same period in 2021.

Financial Condition
Total consolidated assets increased $138.5 million, or 6.5%, from $2.1 billion at December 31, 2021 to $2.3 billion at March 31, 2022. The increase was driven by growth in loans, cash, and investment securities during the quarter ended March 31, 2022 resulting from an increase in deposits during the same quarter.
Total cash and due from banks increased from $306.2 million at December 31, 2021, to $356.3 million at March 31, 2022, an increase of approximately $50.1 million, or 16.4%.  This increase resulted primarily from increases in deposit balances driven by increases in local municipal deposits and ongoing success attracting business account assets, including attorney trust accounts.
Total investment securities rose $39.9 million, or 8.5%, from $467.0 million at December 31, 2021 to $506.2 million at March 31, 2022. The increase was due primarily to a $62.0 million increase in U.S. government agency backed securities, partially offset by an increase in unrealized losses of approximately $19.5 million on U.S. government securities since December 31, 2021.
Total loans increased $43.0 million, or 3.3%, from $1.29 billion at December 31, 2021 to $1.33 billion at March 31, 2022.  The increase during the quarter was due primarily to $20.4 million of commercial real estate loan growth and $28.8 million of commercial real estate construction loan growth. PPP loans decreased $25.4 million, to $12.7 million at March 31, 2022 from $38.1 million at December 31, 2021. The majority of the remaining PPP loan balance is subject to forgiveness.
Total deposits grew $159.3 million, to $2.1 billion, at March 31, 2022, from $1.9 billion at December 31, 2021.  This increase continues to be driven by continued success in business account development combined with attorney trust deposit growth and increased deposit levels for local municipal accounts.  In fact, at March 31, 2022, the Bank has been successful in creating a deposit composition which includes 52.4% of total deposits representing demand deposit accounts (including NOW accounts).
Stockholders’ equity experienced a decrease of approximately $18.3 million, to $164.5 million, at March 31, 2022 from $182.8 million at December 31, 2021. The decrease was primarily due to a $22.4 million increase in unrealized losses on the market value of investment securities recognized within the Company’s equity as accumulated other comprehensive income (“AOCI”), net of taxes. Offsetting the AOCI fluctuation, the Bank recognized an increase in retained earnings of approximately $4.2 million associated with earnings during the first quarter, net of dividends paid.
At March 31, 2022, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 8.04%, both common equity and Tier 1 capital to risk weighted assets were 12.40%, and total capital to risk weighted assets was 13.64%.  These ratios included a contribution of $17.5 million of capital at the Bank level representing roughly half of the net proceeds from the Company’s public offering of common stock during 2021.
Loan Quality
At March 31, 2022, the Bank had total non-performing loans of $6.8 million, or 0.51% of total loans, which included $3.5 million of Troubled Debt Restructured Loans (“TDRs”). The latter represents 0.27% of total loans and was relatively level as compared with $3.6 million at December 31, 2021.  Accruing loans delinquent greater than 90 days were $2.2 million as of March 31, 2022, as compared to $1.4 million at December 31, 2021.

Non-GAAP Financial Measure Reconciliation
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	March 31, 2022	December 31, 2021
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 164,549	$ 182,836
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,606)	(1,678)
Tangible common equity	$ 157,584	$ 175,799
Common shares outstanding	5,633,459	5,637,376
Book value per common share	$ 29.21	$ 32.43
Tangible book value per common share	$ 27.97	$ 31.18

Tangible Assets
Total assets	$ 2,281,063	$ 2,142,583
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,606)	(1,678)
Tangible assets	$ 2,274,098	$ 2,135,546
Tangible common equity to tangible assets	6.93%	8.23%

About Orange County Bancorp, Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to more than $2.0 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Robert L. Peacock
SEVP Chief Financial Officer
rpeacock@orangebanktrust.com
Phone: (845) 341-5005

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	March 31, 2022	December 31, 2021

ASSETS

Cash and due from banks	$ 356,326	$ 306,179
Investment securities - available-for-sale	504,141	464,797
Restricted investment in bank stocks	2,774	2,217
Loans	1,334,436	1,291,428
Allowance for loan losses	(18,427)	(17,661)
Loans, net	1,316,009	1,273,767

Premises and equipment, net	14,306	14,601
Accrued interest receivable	6,713	6,643
Bank owned life insurance	39,746	39,513
Goodwill	5,359	5,359
Intangible assets	1,606	1,678
Other assets	34,083	27,829

TOTAL ASSETS	$ 2,281,063	$ 2,142,583

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 726,695	701,645
Interest bearing	1,346,992	1,212,739
Total deposits	2,073,687	1,914,384

Note payable	3,000	3,000
Subordinated notes, net of issuance costs	19,394	19,376
Accrued expenses and other liabilities	20,433	22,987

TOTAL LIABILITIES	2,116,514	1,959,747

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
5,683,304 issued; 5,633,459 and 5,637,376 outstanding,
at March 31, 2022 and December 31, 2021, respectively	2,842	2,842
Surplus	119,900	119,825
Retained Earnings	69,146	64,941
Accumulated other comprehensive income (loss), net of taxes	(25,842)	(3,443)
Treasury stock, at cost; 49,845 and 45,928 shares at March 31,
2022 and December 31, 2021, respectively	(1,497)	(1,329)
TOTAL STOCKHOLDERS' EQUITY	164,549	182,836

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,281,063	$ 2,142,583

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2022	2021
INTEREST INCOME
Interest and fees on loans	$ 15,005	$ 13,228
Interest on investment securities:
Taxable	1,638	1,127
Tax exempt	482	363
Interest on Federal funds sold and other	145	44

TOTAL INTEREST INCOME	17,270	14,762

INTEREST EXPENSE
Savings and NOW accounts	570	592
Time deposits	88	158
Note payable	42	42
Subordinated notes	231	230
TOTAL INTEREST EXPENSE	931	1,022

NET INTEREST INCOME	16,339	13,740

Provision for loan losses	923	66
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	15,416	13,674

NONINTEREST INCOME
Service charges on deposit accounts	168	175
Trust income	1,170	1,124
Investment advisory income	1,201	1,176
Earnings on bank owned life insurance	233	171
Other	233	246
TOTAL NONINTEREST INCOME	3,005	2,892

NONINTEREST EXPENSE
Salaries	5,269	4,547
Employee benefits	1,401	1,126
Occupancy expense	1,223	965
Professional fees	879	907
Directors' fees and expenses	345	242
Computer software expense	1,116	1,058
FDIC assessment	309	289
Advertising expenses	190	283
Advisor expenses related to trust income	138	121
Telephone expenses	175	133
Intangible amortization	71	71
Other	705	574
TOTAL NONINTEREST EXPENSE	11,821	10,316

Income before income taxes	6,600	6,250

Provision for income taxes	1,270	1,225
NET INCOME	$ 5,330	$ 5,025

Basic and diluted earnings per share	$ 0.95	$ 1.12

Weighted average shares outstanding	5,634,667	4,483,139

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended March 31,
	2022			2021
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,265,828	$ 14,400	4.61%	$ 1,084,848	$ 12,036	4.50%
PPP Loans	23,268	605	10.55%	94,479	1,192	5.12%
Investment securities	475,018	2,088	1.78%	340,682	1,471	1.75%
Due from banks	382,830	145	0.15%	177,393	44	0.10%
Other	2,421	32	5.36%	1,520	19	5.07%
Total interest earning assets	2,149,365	17,270	3.26%	1,698,922	14,762	3.52%
Non-interest earning assets	85,661			81,012
Total assets	$ 2,235,026			$ 1,779,934

Liabilities and equity:
Interest-bearing demand accounts	$ 357,100	$ 87	0.10%	$ 262,565	$ 82	0.13%
Money market accounts	649,419	410	0.26%	539,295	459	0.35%
Savings accounts	210,887	73	0.14%	158,893	51	0.13%
Certificates of deposit	80,049	88	0.45%	90,796	158	0.71%
Total interest-bearing deposits	1,297,455	658	0.21%	1,051,549	750	0.29%
Note payable	3,000	42	5.68%	3,000	42	5.68%
Subordinated notes	19,383	231	4.83%	19,335	230	4.82%
Total interest bearing liabilities	1,319,838	931	0.29%	1,073,884	1,022	0.39%
Non-interest bearing demand accounts	713,509			552,441
Other non-interest bearing liabilities	22,077			19,057
Total liabilities	2,055,424			1,645,382
Total shareholders' equity	179,602			134,552
Total liabilities and shareholders' equity	$ 2,235,026			$ 1,779,934

Net interest income		$ 16,339			$ 13,740
Interest rate spread [1]			2.97%			3.13%
Net interest margin [2]			3.08%			3.28%
Average interest earning assets to interest-bearing liabilities	162.9%			158.2%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
Performance Ratios:
Return on average assets (1)	0.95%	1.13%
Return on average equity (1)	11.87%	14.94%
Interest rate spread (2)	2.97%	3.13%
Net interest margin (3)	3.08%	3.28%
Dividend payout ratio (4)	21.14%	17.84%
Non-interest income to average total assets	0.13%	0.16%
Non-interest expenses to average total assets	0.53%	0.58%
Average interest-earning assets to average interest-bearing liabilities	162.85%	158.20%

Asset Quality Ratios:
Non-performing assets to total assets	0.30%	0.13%
Non-performing loans to total loans	0.51%	0.20%
Allowance for loan losses to non-performing loans	270.7%	667.55%
Allowance for loan losses to total loans	1.38%	1.32%

Capital Ratios (5):
Total capital (to risk-weighted assets)	13.64%	13.64%
Tier 1 capital (to risk-weighted assets)	12.40%	12.39%
Common equity tier 1 capital (to risk-weighted assets)	12.40%	12.39%
Tier 1 capital (to average assets)	8.04%	8.19%

Notes:
(1)	Annualized for the three month periods ended March 31, 2022 and 2021, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2022	2021
Interest income	$ 17,270	$ 14,762
Interest expense	931	1,022
Net interest income	16,339	13,740
Provision for loan losses	923	66
Net interest income after provision for loan losses	15,416	13,674
Noninterest income	3,005	2,892
Noninterest expenses	11,821	10,316
Income before income taxes	6,600	6,250
Provision for income taxes	1,270	1,225
Net income	$ 5,330	$ 5,025

Basic and diluted earnings per share	$ 0.95	$ 1.12
Weighted average common shares outstanding	5,634,667	4,483,139

	At	At
	March 31, 2022	March 31, 2021
Book value per share	$ 29.21	$ 30.08
Net tangible book value per share (1)	$ 27.97	$ 28.46
Outstanding common shares	5,633,459	4,490,973

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $1,606, and $1,892 in other intangible assets for March 31, 2022 and March 31, 2021, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2022		At December 31, 2021
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 263,228	19.73%	$ 268,508	20.79%
Commercial real estate	873,111	65.43%	852,707	66.03%
Commercial real estate construction	101,080	7.57%	72,250	5.59%
Residential real estate	65,160	4.88%	65,248	5.05%
Home equity	12,871	0.96%	13,638	1.06%
Consumer	18,986	1.42%	19,077	1.48%
Total loans	1,334,436	100.00%	1,291,428	100.00%
Allowance for loan losses	18,427		17,661
Total loans, net	$ 1,316,009		$ 1,273,767

(a) - Includes PPP loans of:	$ 12,689		$ 38,114

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2022			At December 31, 2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 726,695	35.04%	0.00%	$ 701,645	36.65%	0.00%
Interest bearing demand accounts	359,689	17.35%	0.10%	301,596	15.75%	0.11%
Money market accounts	677,918	32.69%	0.26%	615,111	32.14%	0.26%
Savings accounts	233,455	11.26%	0.14%	213,592	11.16%	0.14%
Certificates of Deposit	75,930	3.66%	0.31%	82,440	4.31%	0.46%
Total	$ 2,073,687	100.00%	0.13%	$ 1,914,384	100.00%	0.14%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	March 31, 2022	December 31, 2021

Non-accrual loans:
Commercial and industrial	$ —	$ —
Commercial real estate	3,896	3,928
Commercial real estate construction	—	—
Residential real estate	578	578
Home equity	56	50
Consumer	—	4
Total non-accrual loans [1]	4,530	4,560
Accruing loans 90 days or more past due:
Commercial and industrial	1,241	720
Commercial real estate	—	465
Commercial real estate construction	—	—
Residential real estate	—	—
Home equity	—	—
Consumer	1,037	208
Total loans 90 days or more past due	2,278	1,393
Total non-performing loans	6,808	5,953
Other real estate owned	—	—
Other non-performing assets	—	—
Total non-performing assets	$ 6,808	$ 5,953

Ratios:
Total non-performing loans to total loans	0.51%	0.46%
Total non-performing loans to total assets	0.30%	0.28%
Total non-performing assets to total assets	0.30%	0.28%

Notes:
1 - Includes non-accruing TDRs:	$ 3,547	$ 3,570